Dyax Corp. has requested that portions of this document be accorded confidential treatment pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended. Confidential materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks [*****] denote such omission.

CONFIDENTIAL DOCUMENT
Exhibit 10.3

DISTRIBUTION SERVICES AGREEMENT
(Wholesale Distribution)

This DISTRIBUTION SERVICES AGREEMENT ("Agreement"), dated as of November 19, 2009 (the "Effective Date"), is entered into by and between DYAX CORP., a Delaware corporation with offices located at 300 Technology Square, Cambridge, Massachusetts 02139 ("Dyax"), and ASD SPECIALTY HEALTHCARE INC., a California corporation with its primary offices located at 3101 Gaylord Parkway, Frisco, Texas 75034 ("ASD").

WHEREAS, Dyax has developed the Product (as defined below);

WHEREAS, in the United States, Dyax intends to secure the regulatory approvals required in order to promote, market and sell the Product in the United States as a treatment for patients suffering acute attacks associated with the disease known as hereditary angioedema ("HAE");

WHEREAS, ASD is a distributor of therapeutic products and vaccines to health system pharmacies and alternate-site practitioners throughout the United States; and

WHEREAS, Dyax wishes to engage ASD to distribute the Product to Wholesale Customers (as defined below) throughout the United States, and ASD wishes to accept such engagement, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Definitions.

As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1
"Affiliate" shall mean any individual, corporation, partnership, association, or business that directly or indirectly through intermediaries, controls, is controlled by or is under common control with, a party. An ownership, voting or similar interest (including any right or option to obtain such an interest) representing more than 50% of the total interests then outstanding of the pertinent entity shall constitute "control" for the purposes of this definition.

1.2	"Applicable Laws" shall mean all applicable laws, rules, regulations in the Territory, including guidelines and guidances promulgated by governmental entities.

1.3	"Consenting Facility" shall mean each health care facility designated by Dyax that [*****].

1.4	"FDA" shall mean the United States Food and Drug Administration or any successor agency thereto.

1.5	"Field" shall mean all uses in the therapeutic treatment of HAE.

1.6	"Patient" shall mean any person diagnosed with HAE.

1.7	"Product" shall mean Dyax's proprietary plasma kallikrein inhibitor, known as internally as DX-88 and generically as ecallantide, as more formally described on Exhibit A.

1.8
"REMS Program" shall mean the Risk Evaluation and Mitigation Program required to be implemented under Section 505-1 of the Federal Food, Drug and Cosmetic Act in connection with the regulatory approval of the Product by the FDA.

1.9	"SOPs" shall have the meaning set forth in Section 8.3.

1.10	"Term" shall have the meaning set forth in Section 13.1.

1.11	"Territory" shall mean the 50 states of the United States of America, the District of Columbia and Puerto Rico.

1.12
"Wholesale Customers" shall mean hospital, institutional and other pharmacies that purchase Product for their own account for later resale to Patients.  For the purpose of this Agreement, "Wholesale Customer" shall also include physicians who purchase Product on a "buy and bill" basis.  For the avoidance of doubt, (a) all Wholesale Customers must be enrolled in the REMS Program at the time of sale or distribution of Product thereto by ASD and (b) Wholesale Customer shall not include specialty pharmacies, distributors, or other wholesalers.

2.	Engagement of ASD.

2.1
Engagement.  Upon the terms and conditions set forth herein, Dyax hereby engages ASD, on an exclusive basis during the Term (subject to Section 13.4), to offer for sale, sell and distribute Product to Wholesale Customers in the Field in the Territory.  ASD hereby accepts such engagement and shall offer for sale, sell and distribute Product to Wholesale Customers in the Territory in a professional and responsible manner and in accordance with the terms of this Agreement and all Applicable Laws.

2.2
Authorized Distributor.  In connection with ASD's engagement under Section 2.1 above, and solely for the limited purpose of compliance with the pedigree requirements of the Prescription Drug Marketing Act and any similar state laws, Dyax hereby designates ASD as an Authorized Distributor of Record ("ADR") of the Product during the Term.

2.3	Exclusivity; Agreement Not to Disadvantage Products. The parties acknowledge and agree that as a result of the exclusive nature of the ASD engagement, subject to Section 13.4, during the Term:

(a)	Dyax shall not engage any party other than ASD or its Affiliates to distribute Product to Wholesale Customers for the Field in the Territory; and

(b)
ASD shall not promote any Competing Product in a way that Disadvantages the Product. For the purpose of the foregoing sentence, "Disadvantage" shall mean any activities that (X) are intended to encourage, or could reasonably be foreseen to encourage, the utilization of a Competing Product, such as advertising the Product in a manner that suggests that a Competitive Product is superior to the Product in terms of acquisition price, reimbursement rates, or efficacy, or (Y) otherwise operate to the disadvantage of the Product.  For purposes of clarification, announcing a Competing Product on ASD’s web site, listing product changes for a Competing Product (such as indication additions or packaging changes) on ASD’s web site, and providing answers for ASD customers who contact ASD regarding a Competing Product (including responding to questions including  (i) what products ASD stocks for a particular disease state, (ii) what are the prices of such products, (iii)  what are the indications for such products, and (iv) what are the differences among storage requirements, physical state and administration of the products) are normal promotional activities of a distributor that shall not be considered to Disadvantage the Product.

2.4
Reserved Rights. Except as expressly provided in this Agreement, no right, title or interest in or to Product or any patent, trade secret, trademark or any other intellectual property right of Dyax or its Affiliates is granted, whether express or implied, by Dyax to ASD.  In furtherance of the foregoing and not in limitation thereof, nothing herein shall in any way limit Dyax's ability to (i) offer for sale, sell or distribute Product to Wholesale Customers outside of the Territory, (ii) offer for sale, sell or distribute Product to Wholesale Customers in the Territory for uses outside of the Field or (iii) offer for sale, sell or distribute Product to any person or entity other than a Wholesale Customer, including specialty pharmacies, either directly or through a third party, anywhere in the world. Except as expressly provided in this Agreement, no right, title or interest in or to any patent, trade secret, trademark or any other intellectual property right of ASD or its Affiliates is granted, whether express or implied, by ASD to Dyax.  By way of clarification, all proprietary systems, databases and web-based applications, and any standard operating procedures, work rules, programming, software, routines, analytic tools, embedded logic or table structures associated therewith, that have been developed, maintained, utilized and improved by ASD (or its Affiliates) in connection with this Agreement are and will remain the property of ASD (or its Affiliates).

2.5
Service Level Commitments.  The parties to this Agreement desire to define a mutually beneficial relationship between Dyax and ASD in order to achieve Dyax's goals of high patient level product availability, high levels of consumer and pharmacy confidence in the integrity and quality of the Product, and achievement of a collaborative, transparent, and cost-effective distribution system.  In order to achieve the stated goals, ASD agrees to offer for sale, sell and distribute the Product hereunder in accordance with the key performance indicators / service level commitments attached hereto as Exhibit B and incorporated herein by this reference.

3.	Purchase and Sale of Product.

3.1
Purchase of Product.  ASD shall (i) purchase Product only from Dyax and no other supplier, (ii) distribute Product that it has purchased from Dyax, and (iii) offer for sale, sell and distribute Product only to Wholesale Customers for the Field in the Territory.   ASD shall fill orders for Product only with Product and shall not substitute other products.

3.2           Purchase Price; Payment Terms.

(a)	The price payable by ASD to Dyax for all Product purchased by ASD hereunder (the "Purchase Price") shall be [*****].

(b)
Dyax promptly shall invoice ASD for the Purchase Price for all Product purchased hereunder.  All Dyax invoices for Product shall be due and payable by ASD within [*****] after receipt by ASD provided, however, [*****].  On all undisputed balances exceeding [*****] from invoice receipt, ASD shall pay interest equal to the lesser of (i) [*****] per month and (ii) the maximum allowed by law.

3.3           Product Pricing.

(a)
With the exception of sales to certain government Wholesale Customers, ASD shall have sole discretion to establish the prices and terms on which ASD sells Product to Wholesale Customers, provided however, that ASD shall not charge Wholesale Customers more than [*****], excluding reasonable upcharges associated with the consignment of Product with such Wholesale Customer and charges for payment by credit card, shipping, sales tax and other transaction based taxes.

(b)
Sales to Government Wholesale Customers.  ASD shall make Product available for purchase by 340B covered entities and government entities entitled to purchase off the Federal Supply Schedule ("FSS") at prices below WAC.  Dyax shall communicate these discounted prices to ASD quarterly, and shall accept chargeback requests from ASD in accordance with the procedures set forth in Exhibit C.  ASD shall use commercially reasonable efforts to ensure that Wholesale Customers claiming the right to purchase at 340B or FSS prices are eligible to do so prior to making the discounted sale.  If periods of shortage occur, ASD shall not disproportionately disadvantage either 340B covered entities nor government organizations entitled to purchase off the FSS in order management.

3.4
Chargeback and Deduction Policies.  ASD shall abide by Dyax's policies regarding chargebacks ("Chargeback and Deduction Policies") attached hereto as Exhibit C and incorporated by reference herein.  Such policies may be altered from time to time by Dyax upon written notice to ASD, provided that if any such change is not acceptable, ASD may terminate this Agreement on [*****] written notice to Dyax.

3.5
Compliance with Safe Harbor.  To the extent the safe harbors under 42 C.F.R. § 1001.952 are applicable to payments made under this Agreement, the parties agree to comply with the safe harbors with regard to such payments.

4.	Delivery of Product to ASD.

4.1
Product Orders.  ASD shall submit all Product orders electronically in the industry standard format in accordance with such procedures as may be mutually agreed upon by the parties.  Unless otherwise agreed between the parties, all Product orders shall be submitted in quantities of 20 units (or multiples of 20 units).

4.2
Delivery Times.  Dyax shall make commercially reasonable efforts to ship all ASD orders completely and to have Product from such orders shipped to ASD within a mutually agreeable schedule of up to five (5) business days of order placement.  ASD acknowledges and agrees that Dyax may not be able to fill all orders completely or within a specified time due to shortages or other causes and such inability shall not constitute a breach of this Agreement.

4.3	Product Dating. Dyax shall ship Product to ASD with at least [*****] shelf life remaining, unless otherwise agreed in writing by ASD. [*****]

4.4
Product Delivery; Risk of Loss. Dyax shall deliver all Product Free On Board to ASD's facility in the Territory designated in the applicable order.  For purposes of this Section, the term "Free On Board" means that Dyax shall bear (i) all costs associated with shipping Product to the ASD designated facility, and (ii) all risk of loss for Product until its delivery to the designated ASD facility.  Title to, and risk of loss of, all Product shall pass to ASD on delivery.

4.5
Inspection of Product.  ASD shall examine the Product upon delivery at ASD's designated facility and shall notify Dyax in writing within one (1) business day of any problems relating to the quantity of Product delivered or any defect in any of the Product that is reasonably discoverable upon visual inspection of the Product without unpacking of pallets.

4.6
No Alteration. ASD shall not alter the Product in any way, including the packaging thereof, without Dyax's written consent (except to remove the Product from the shipping containers) and shall not alter the Product labeling.

4.7
Storage Conditions.  ASD will maintain Product stored at, and shipped from, its facilities under (i) the Product storage, shipment and handling requirements set forth in the FDA approved labeling and (ii) any additional requirements mutually agreed upon between ASD and Dyax.  ASD shall notify Dyax within one (1) business day of any known deviation from such requirements so that Dyax can determine whether any further action must be taken with respect to such Product.  Failure of ASD to notify Dyax promptly of such known deviation shall constitute a breach of this Agreement by ASD.

5.	Product Inventories.

5.1
Inventory Levels.   During the Term, unless otherwise agreed to by Dyax in writing and subject to Section 5.2, ASD shall maintain at all times a Warehouse Inventory of Product in an amount equal to not less than [*****] nor more than [*****] of ASD's Expected Sales (as defined herein) to Wholesale Customers.  [*****]

5.2	Supply Shortages. ASD shall have no obligation to maintain the minimum inventory levels described in Section 5.1 if Product is unavailable from Dyax.

5.3
Consignment Arrangements.  Subject to the additional terms set forth in Exhibit D, ASD shall install Product in each Consenting Facility designated by Dyax that has an existing Cubixx® refrigerated cabinet.  Furthermore, upon payment by Dyax of the applicable fee specified in Exhibit D, ASD shall install in each Consenting Facility designated by Dyax a Cubixx refrigerated cabinet (a "Dyax Consignment Unit").  As between Dyax and ASD, ASD shall be solely responsible for the maintenance of all Cubixx refrigerated cabinets and Dyax Consignment Units.  ASD shall use commercially reasonable efforts to ensure that no product other than Product is kept or stored in any Dyax Consignment Unit.  Furthermore, ASD shall use commercially reasonable efforts to ensure that each Consignment Unit and Cubixx refrigerated cabinet is stocked at all times with reasonably sufficient amounts of Product to satisfy demand for product in the applicable Consenting Facility.  ASD shall reasonably assist Dyax to obtain the consent of each health care facility designated by Dyax to the installation of a Dyax Consignment Unit or Cubixx refrigerated cabinet.

6.	Product Returns.

Dyax (or its third party logistics provider acting on behalf of Dyax) shall accept and process returns of Product purchased by ASD hereunder in accordance with Dyax's Product Returns Policy, as it may be amended from time to time by Dyax.  A copy of the Product Returns Policy in effect as of the Effective Date is attached to this Agreement as Exhibit E.

7.	Suspension, Recalls and Government Notices.

7.1
Suspension.  Upon written notification by Dyax to suspend distribution of Product, ASD immediately shall suspend its distribution of Product.  If the suspension continues for more than [*****], Dyax will repurchase the Product in saleable condition held in inventory by ASD at the price paid for such Product by ASD.  All repurchased Product shall be returned to Dyax at Dyax's expense.

7.2	Recalls.

(a)
Recalls Procedures.  Dyax shall promptly notify ASD of any recalls or market withdrawals initiated by Dyax or required by the FDA or any other governmental agency.  ASD shall notify Dyax immediately of any event or circumstance that ASD reasonably believes may necessitate a recall or market withdrawal.  Upon receipt of notice of a recall or market withdrawal from Dyax, ASD shall administer such recall or market withdrawal under the direction of Dyax, including promptly notifying the affected Wholesale Customers of ASD in accordance with Dyax's instructions.  Dyax shall provide ASD with a form letter to be used in connection with notice of any recall or market withdrawal, and shall, to the extent practicable, provide ASD the opportunity to review and comment on such letter.  Dyax shall be responsible for the mailing, shipping, and reasonable administrative expenses incurred by ASD in connection with the recall or market withdrawal, plus a reasonable service fee as mutually agreed upon in advance by the parties as well as the cost of replacement Product for ASD's Wholesale Customers, except to the extent that such recall or market withdrawal arises or results from (i) the negligence or intentional misconduct of ASD or any of its permitted agents or employees or (ii) the breach by ASD of this Agreement, in which event ASD shall bear and be responsible for such costs as well as the reasonable, documented, out-of-pocket  expenses of Dyax incurred in connection with such recall or market withdrawal.

(b)
Investigations; Cooperation.  ASD shall fully cooperate with Dyax in investigating any Product failure that resulted in the need for a recall or market withdrawal and any reasonable, documented, out-of-pocket cost involved with such investigation shall be reimbursed by Dyax, except to the extent that such recall or market withdrawal arises or results from (i) the negligence or intentional misconduct of ASD or any of its permitted agents or employees or (ii) the breach by ASD of this Agreement, in which event ASD shall bear and be responsible for such costs as well as the reasonable, documented, out-of-pocket expenses of Dyax incurred in connection with such investigation.

7.3
Government Notices.  Each party shall provide the other with a copy of any correspondence or notices it receives from the FDA, or other governmental entity specifically relating to the Product or activities conducted under this Agreement, no later than one (1) business day following such receipt.  Each party shall also provide the other with concurrent copies of any responses to any such correspondence or notices (e.g., a response to an FDA 483 notice, warning letter, or untitled regulatory letter); provided that Dyax shall review and approve all such responses by ASD to the extent related to the Product and to the extent reasonably feasible.  Where reasonably possible, ASD shall give prior notice to Dyax of any scheduled FDA or other governmental inspection of ASD's facilities specifically relating to the Product, and, if reasonably possible, will afford Dyax the opportunity to be present at such inspection.

8.	Additional ASD Obligations and Services.

8.1
REMS Program.  ASD shall distribute Product and otherwise conduct all activities under this Agreement in accordance with the REMS Program and any additional policies Dyax implements and provides in writing to ASD.

8.2
Adverse Event Reporting. In the event that an adverse experience, as that term is defined at 21 C.F.R. § 600.80 (as such provision may be amended from time to time), with regard to the Product is reported to ASD, ASD shall ensure that all applicable safety and other relevant information relating to the Product that is obtained during the course of any interaction with patients, healthcare providers, or other individual, is communicated and maintained in accordance with Applicable Laws.  ASD shall notify Dyax of any adverse drug experiences with regard to the Product within three (3) business days after its first receipt; provided however, that any information relating to a serious adverse experience (SAE), as that term is defined at 21 C.F.R. § 600.80 (as such provision may be amended from time to time), shall be provided to Dyax within one (1) business day after its first receipt.  ASD shall also make all reasonable efforts to assist Dyax with any follow-up investigation necessary to comply with Applicable Laws with respect the reporting of adverse drug experiences relating to the Product; provided, that ASD will not be responsible for reporting of any adverse events to the FDA.  Dyax and ASD will ensure that appropriate SOPs (as defined in Section 8.3) regarding adverse experiences are established and/or maintained and regularly reviewed to ensure compliance in accordance with the terms of this Agreement and Applicable Laws.  Dyax and ASD will ensure that all staff involved in these activities is appropriately trained and records of such training are maintained.

8.3
Standard Operating Procedures.  ASD shall conduct all activities under this Agreement in accordance with all Standard Operating Procedures ("SOPs") applicable to such activities, as established and approved in writing by the parties from time to time.    Any material changes to such SOPs or any new SOPs, to the extent that they specifically relate exclusively to Dyax or the Product (and not the general processes of ASD or products of other ASD clients), shall be subject to the prior written consent of Dyax.  Notwithstanding anything to the contrary contained in this Agreement or elsewhere, during the Term of this Agreement, Dyax shall be permitted, upon its reasonable request, to review all SOPs at ASD’s facility.  Except for SOPs that are specific and exclusive to Dyax Product ("Dyax SOPs"), the SOPs are confidential and proprietary to ASD and shall not be disclosed by Dyax to any third party.  The parties acknowledge and agree that the Dyax SOPs are the property of Dyax and, upon termination or expiration of this Agreement, ASD will deliver such SOPs to Dyax.  Upon termination of this Agreement, any of ASD’s internal standard operating procedures (excluding Dyax SOPs) in Dyax’s possession will be returned to ASD or (at ASD’s election) destroyed by Dyax, with Dyax providing ASD with a written certification of destruction.

8.4
No Subcontracting or Subdistribution. All obligations and services to be performed by ASD under this Agreement shall be solely performed by ASD and ASD shall not outsource or subcontract any of its obligations hereunder without Dyax's prior written consent, except to an affiliate of ASD.

8.5
Applicable Laws and Regulations.  ASD shall conduct all activities under this Agreement in compliance with all Applicable Laws, including federal and state wholesale and pedigree laws, laws relating to the promotion of prescription medicines including the prohibition of off-label promotion, federal and state laws protecting the privacy of patient medical information (including HIPAA if applicable), federal and state anti-kickback laws and regulations, laws relating to the disposal of pharmaceutical products and hazardous wastes, and all applicable professional and industry standards and good business practices.  If Dyax reasonably determines that ASD has conducted activities under this Agreement in a manner that could potentially compromise public health or safety, then Dyax may terminate this Agreement immediately, and whether or not Dyax terminates this Agreement, may pursue all other legal remedies available to it.

ASD shall provide Dyax a copy of its state and local registrations and provide copies of new registrations to Dyax prior to expirations. ASD promptly shall report to Dyax any written notice it receives in connection with an administrative, civil, criminal or other actions by local, state or federal authorities against ASD and its employees regarding alleged violations of Applicable Laws that relate to the services under this Agreement or to the Product.  ASD shall comply with the guidelines for distributing to Disproportionate Share Hospitals, as defined in the Veteran's Health Care Act of 1992 (also known as Public Law 102-585), Section 602.

8.6
Product Promotion. ASD will not provide any information regarding the safety, effectiveness, or use of Product to Wholesale Customers or other persons or entities except as approved in advance in writing by Dyax.  ASD may provide information on its own distribution services to its Wholesale Customers in accordance with ASD standard business practices, including informing its Wholesale Customers of pricing available for the Product and other products distributed by ASD.  ASD warrants that any information it provides to its Wholesale Customers regarding Product or its services will be truthful and non-misleading and will comply with all Applicable Laws.

8.7
Discounts.  To the extent required by Applicable Laws, including 42 U.S.C. §§ 1320a-7b(b) and in conformance with the standards set forth in 42 C.F.R. § 1001.952(h) for safe harbor protection, ASD shall advise and inform each of its Wholesale Customers to fully report, as required by law or contract, any discounts, rebates, or reductions in prices on Product and provide the discount information supplied by ASD to the Department of Health and Human Services or a state agency upon request, consistent with the requirements of 42 U.S.C. § 1320a-7b(b) and 42 C.F.R. § 1001.952(h).

8.8
Diversion.  ASD shall notify Dyax in writing promptly within one (1) business day of learning of information to suggest that any person or entity is diverting or attempting to divert Product.  For the purposes of this Section 8.8, "diverting" means the unauthorized sale, distribution, purchase, receipt, or handling of Product.  Dyax may immediately terminate this Agreement upon written notice if ASD has purchased Product from sources other than Dyax.

9.	Reports and Records.

9.1
EDI Reports.  ASD shall prepare and deliver to Dyax the following reports utilizing (i) the reporting and parameters recognized by the American National Standards Institute ("ANSI"), (ii) the Electronic Data Interchange ("EDI") guidelines established by the Healthcare Distribution Management Association ("HDMA"), and (iii) any required specifications from Dyax, which may change from time to time with reasonable notice to ASD:

(a)	EDI 844. The HDMA Product Transfer Account Adjustment ("EDI 844") shall be submitted to Dyax in accordance with Chargeback and Deduction Policies listed in Exhibit C;

(b)	EDI 850. The HDMA Product Purchase Order ("EDI 850") shall be submitted to Dyax in accordance with such procedures as may be mutually agreed upon by the parties;

(c)	EDI 852. Inventory Level and Status Report ("EDI 852") shall be submitted to Dyax on a daily basis. ASD shall provide Dyax the EDI 852 information in a readable format such as MS Excel;

(d)
EDI 867.  The HDMA Product Transfer and Resale Report ("EDI 867") shall be submitted to Dyax on a weekly basis, by no later than 11:59 p.m. on Monday for the previous business week.  ASD shall provide Dyax the EDI 867 information in a readable format such as MS Excel; and

(e)
Other Data Reports. Additional HDMA reports submitted and/or received, as applicable, shall include but are not limited to the following:  Invoices ("EDI 810"), Electronic Funds Transfer ("EDI 820"), Electronic Chargeback ("EDI 844"), Price Authorizations ("EDI 845") Chargeback Reconciliations ("EDI 849"), Purchase Order Acknowledgements ("EDI 855"), Advance Shipment Notices ("EDI 856"), Return Merchandise Authorizations ("EDI 180") and the Debit/Adjustment Memo ("EDI 812").  The foregoing Data Reports shall be provided to Dyax on a weekly basis.

In the event that critical internal support systems and electronic communication links, including EDI, are not available for three (3) consecutive business days, the parties will cooperate to promptly implement substitute procedures to document the information customarily sent by EDI and prevent interruptions to each other's business.  ASD shall include sufficient data in the inventory and sales reports so that Dyax can determine and evaluate the on-hand and on-order inventory, purchases, returns and chargebacks made by government customers.

9.2
Activity Reports.  In addition to any specific reports that ASD may be required to deliver to Dyax under this Agreement, ASD shall provide to Dyax all information and reports related to its activities with respect to the Product that are reasonably requested by Dyax; provided that ASD shall be fully reimbursed by Dyax for any additional expense incurred in connection with the preparation and delivery of such information and/or reports.

9.3
Ownership and Use of Data.  Subject to Applicable Laws, Dyax shall have the following rights with respect to information and data relating to Product, the sale of Product to Wholesale Customers and the use by Product of Patients obtained, maintained, generated or furnished by ASD to Dyax in connection with performing ASD’s obligations hereunder, including such data and information contained in the reports delivered pursuant to Sections 9.1 and 9.2:

(a)
With respect to all reports provided by ASD to Dyax under this Agreement (including this Section 9), Dyax shall own and have the right to use all such reports and all such information shall be deemed to be Dyax Confidential Information; and

(b)	ASD shall own all sales and distribution data generated through its performance of this Agreement and grants Dyax a non-exclusive, perpetual right to use such data for its internal purposes.

(c)
With respect to all information and data not covered by Section 9.3(a) and (b), Dyax shall have a right to use any and all information and data, for any purpose as permitted by law or, to the extent such data contain PHI, as permitted by the applicable patient’s written authorization.

9.4
Records.  ASD shall keep complete and accurate books and records pertaining to ASD's activities under this Agreement.  Such books and records shall be retained for at least [*****] after the expiration or termination of this Agreement or for such longer period as may be required by Applicable Law.

9.5
Audits.  Dyax, at its expense, from time to time may perform, or have an independent third party auditor (subject to execution of a mutually agreeable nondisclosure agreement) perform, audits of the records maintained pursuant to Section 9.4 and may observe, or have an independent third party auditor observe, the performance by ASD of its activities hereunder to verify the status of Product and ensure compliance with the terms of this Agreement.  Dyax shall provide ASD with at least ten (10) business days advance notice of such audits or observations, and shall conduct any audit or observation during normal business hours in a manner that does not interfere with ICS’s normal business operations. ASD shall make available relevant records that do not contain information pertaining to ASD’s other suppliers, customers or products and permit such observations.  Dyax and ASD shall discuss the results of any such audits or observations and ASD shall implement all corrective measures reasonably requested by Dyax.  All audits shall be reasonable in time and scope.

10.	Confidentiality.

10.1
Confidential Information.  All confidential, non-public documents and other information disclosed to a party by or on behalf of the other party pursuant to this Agreement, which includes but is not limited to information concerning prices, fees and proposals, operating and sales data, quantities purchased by any customer, information about processes (including SOPs), systems, strategic plans, business plans, financial information, customer information, information concerning patients or physicians, methods, databases, technology (including software and all source code), and any other information or materials prepared or derived from such information (collectively, "Confidential Information"), shall, subject to Sections 10.2 and 10.3, be held by the receiving party in strict confidence and not disclosed either directly or indirectly to any third party (other than affiliates, advisors and consultants who have a need to know such information and who are subject to obligations of confidentiality at least as onerous as those set forth herein) and shall only be used for purposes of fulfilling the receiving party's obligations, or exercising its rights, under this Agreement.   Notwithstanding the foregoing, all data and information owned by Dyax pursuant to Section 9.3 shall be the Confidential Information of Dyax and not ASD, and regardless of the party that discloses such Confidential Information hereunder, Dyax shall be deemed the disclosing party, and ASD shall be deemed the receiving party, with respect to such Confidential Information.  The terms and conditions of this Agreement and any amendments or addenda thereto shall be deemed the Confidential Information of each party.

10.2
Exclusions from Confidentiality.  Notwithstanding anything to the contrary in this Agreement, the receiving party shall have no liability to the disclosing party for the use or disclosure of any Confidential Information that the receiving party can establish by written documentation to:

(a)	have been publicly known prior to disclosure by the disclosing party of such information to the receiving party;

(b)	have become publicly known without fault on the part of the receiving party, subsequent to disclosure to the receiving party;

(c)	have been received by the receiving party at any time from a source, other than the disclosing party, lawfully having possession of and the right to disclose such information;

(d)	have been otherwise known by the receiving party prior to disclosure by the disclosing party to the receiving party of such information; or

(e)	have been independently developed by the receiving party without use of information disclosed by the Disclosing Party.

10.3
Required Disclosure.  A party receiving Confidential Information may disclose such Confidential Information if required to do so by a court (or other governmental agency or stock exchange of competent jurisdiction), any governmental body or as required under any Applicable Laws; provided that (i) the party required to disclose such Confidential Information provides prompt notice of such pending disclosure to the disclosing party so that the disclosing party can seek a protective order or to prevent such disclosure, and (ii) the party required to disclose such Confidential Information shall exercise reasonable efforts to ensure that the information is accorded confidential treatment by the court or other governmental agency or stock exchange.

10.4	Survival of Confidentiality Obligations. The provisions of this Section 10 shall survive for a period of [*****] following the expiration or termination of this Agreement.

10.5
Injunctive Relief.  Each party acknowledges that the failure by the Receiving Party to comply with any of the provisions of this Section 10 will result in irreparable injury and continuing damage to the disclosing party for which there will be no adequate remedy at law and that, in the event of a failure of the receiving party so to comply, the disclosing party shall be entitled to such preliminary and permanent injunctive relief as may be necessary to ensure compliance with all the provisions of this Section 10 without having to prove actual damages or to post a bond.

11.	Additional Representations, Warranties and Covenants.

11.1
Authorization.  Each party represents and warrants to the other party that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to fully perform its obligations hereunder, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is a party. Furthermore, no approvals, consents, orders or authorizations of or designation, registration, declaration or filing with any governmental authority (within the Field in the Territory) is required for either party's performance of its obligations under this Agreement, other than any approvals that have been obtained already or will be obtained in the ordinary course of the performance of such obligations.

11.2
No Other Agreements.  Each party represents and warrants to the other that this Agreement is not dependent on, and does not operate in conjunction with (either explicitly or implicitly), any other arrangement between Dyax and ASD.

11.3
Dyax Representations and Warranties. Dyax hereby represents and warrants to ASD that, at the time of delivery of Product by Dyax to ASD hereunder: (a) such Product shall not in any material respect be adulterated, misbranded or otherwise prohibited within the meaning of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et. seq., as amended and in effect at the time of delivery (the "Act"), or within the meaning of any applicable state or local law; (b) such Product will be merchandise that may be introduced and delivered into interstate commerce under the provisions of Section 301 of the Act or Section 351 of the Public Health Service Act; (c) Dyax (or as applicable its designated third-party logistics provider) has and will maintain, in full force and effect, all licenses and permits required under Applicable Laws for Dyax to sell and distribute such Product under this Agreement; (d) such Product will be the subject of a duly approved Biologics License Application and may be legally transported or sold under Applicable Laws; (e) such Product will have been approved by each applicable governmental authority for commercial sale and shipment of such Product within the Territory; and (f) Dyax either (i) owns or holds the duly approved Biologics License Application, as such term is used in the Public Health Service Act, Title 21, United States Code, as amended for such Product, or (ii) is otherwise considered the "manufacturer" of such Product within the meaning of any applicable federal, state or local law relating to pedigrees.

11.4	Product Pricing. ASD represents and warrants that:

(a)	it will refrain from doing anything that would impede Dyax from meeting any reporting obligations with respect to Product pricing that Dyax may have under Applicable Laws;

(b)	ASD will properly report the Product sales price to the customer on the invoices or statements submitted by ASD to Dyax; and

(c)
no discount provided or other payment made pursuant to this Agreement is intended in any way as a discount related to a drug formulary and has not been negotiated or discussed between the parties in connection with any drug formulary.

To the extent required under Applicable Laws, ASD will report the discounts to appropriate Federal health care programs, and in any event, will promptly disclose such discounts if requested by a government agency.

11.5
Federal Programs. ASD represents, warrants and covenants to Dyax that (a) neither ASD nor any of its Affiliates that perform activities under this Agreement has been debarred or is subject to debarment pursuant to Section 306 of the Act or listed on either Excluded List (as defined herein), and (b) neither ASD nor any of its Affiliates that perform activities under this Agreement will  knowingly (after reasonable investigation) use in any capacity, in connection with the services to be performed under this Agreement, any person who has been debarred pursuant to Section 306 of the Act, or who is the subject of a conviction described in such section, or listed on either Excluded List.  ASD shall inform Dyax in writing immediately if it or any person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the Act or listed on either Excluded List, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of ASD's knowledge, is threatened, relating to the debarment or conviction Section 306 of the Act, or listing on either Excluded List, of ASD or any person performing services hereunder.  "Excluded Lists" means the Department of Health and Human Service's List of Excluded Individuals/Entities and the General Services Administration's Lists of Parties Excluded from Federal Procurement and Non-Procurement Programs.

11.6
Prescriber Identifiable Laws.  Dyax warrants that it will not use or disclose any information provided by ASD in a manner inconsistent with any Applicable Laws, including any laws relating to the identity of any prescriber.  ASD warrants that it will not disclose any information to Dyax in contravention of any Applicable Laws, including any laws relating to the identity of any prescriber.

11.7
ASD/Licensure.  ASD represents and warrants that it now has and shall maintain in full force during the Term all applicable federal and state wholesaler and other licenses or approvals required under Applicable Laws and regulations to fulfill its obligations under this Agreement in each state in the Territory, the District of Columbia and Puerto Rico.  ASD promptly shall notify Dyax of any denials, revocations or suspension of license or registrations by any state or federal agency or any other regulatory authority in the Territory, or any written notice from a governmental body proposing such a denial, revocation or suspension of a license or registration.  ASD shall promptly provide Dyax with notice of any material communications with pharmacy and/or wholesaler licensing boards which relate to potential problems with facilities, operations, contractors or procedures used by ASD in distribution of the Product, including notices of inquiries, investigations or inspections and resulting findings, except that  in no event shall ASD be required to disclose information concerning its other suppliers or customers or the products of such other suppliers.

11.8
No Other Warranties.  Except as expressly provided herein and in the Continuing Guaranty, neither party hereto makes any representations or warranties to the other party, express or implied, either in fact or by operation of law, by statute or otherwise, and each party specifically disclaims any express or implied representations and warranties of merchantability or fitness for a particular purpose.

12.	Liability, Indemnification and Insurance.

12.1	Remedies.

(a)	Generally. Rights and remedies under this Agreement are cumulative and in addition to any other available rights or remedies under any other agreement, at law or in equity.

(b)
Equitable Relief.  If either party violates or threatens to violate any provision of this Agreement, the other party may suffer irreparable harm and its remedies at law may be inadequate.  Accordingly, the other party may seek equitable relief.

12.2	Indemnification.

(a)
Indemnification by ASD.  ASD shall indemnify, defend, and hold harmless Dyax and its Affiliates and its and their respective directors, officers, employees, representatives and agents and their respective successors, heirs and assigns (the "Dyax Indemnitees") against any liability, damage, loss, penalty, fine or expense (including reasonable attorneys fees and expenses of litigation) (collectively, "Losses") incurred by or imposed upon the Dyax Indemnitees or any of them in connection with any claims, suits, demands, investigations, enforcement actions, or judgments, in each case initiated by a third party (including any governmental or regulatory agency) (collectively, "Third Party Claims") which arise out of: (a) the gross negligence or willful misconduct of ASD in connection with this Agreement; or (b) the breach of this Agreement by ASD, in each case except for those Losses for which Dyax has an obligation to indemnify ASD pursuant to Section 12.2(b), as to which Losses each party shall indemnify the other to the extent of its respective liability for such Losses.

(b)
Indemnification by Dyax.  Dyax shall indemnify, defend, and hold harmless ASD and its Affiliates and its and their respective directors, officers, employees, representatives and agents and their respective successors, heirs and assigns (the "ASD Indemnitees") against any Losses incurred by or imposed upon ASD Indemnitees or any of them in connection with any Third Party Claims which arise out of: (a) the negligence or willful misconduct of Dyax in connection with this Agreement; (b) the breach of this Agreement by Dyax, (c) any claims of patent, trademark, copyright or other infringement related to Products, or (d) the storage, handling, use, non-use, demonstration, consumption, ingestion, digestion, manufacture, production and assembly of Products and their transportation to ASD (except to the extent that such activities are conducted on Dyax's behalf by an Affiliate of ASD), in each case except for those Losses for which ASD has an obligation to indemnify Dyax pursuant to Section 12.2(a), as to which Losses each party shall indemnify the other to the extent of its respective liability for such Losses.

(c)
Indemnification Procedure.  A party that intends to claim indemnification under this Section 12.2 (the "Indemnitee") shall:  (i) promptly notify the indemnifying party (the "Indemnitor") in writing of any Third Party Claim in respect of which the Indemnitee or any of its Affiliates or any of their respective directors, officers, employees, representatives, agents or their respective successors, heirs or assigns intend to claim such indemnification hereunder; (ii) provide the Indemnitor sole control of the defense and/or settlement thereof with counsel reasonably satisfactory to the Indemnitee; provided, however, that the Indemnitee reserves the right to retain its own counsel to defend itself in, but not control the defense of, such suit, at its own expense, unless (a) the interests of the Indemnitee and the Indemnitor in the suit conflict in such a manner and to such extent as to require, consistent with applicable standards of professional responsibility, the retention of separate counsel for the Indemnitee, in which case, the Indemnitor shall pay for one separate counsel chosen by the Indemnitee or (b) the Indemnitor shall not have employed attorneys reasonably satisfactory to the Indemnitee to defend any action within a reasonable time after notice of commencement of such action and (iii) provide the Indemnitor, at the Indemnitor's request and expense, with reasonable assistance and full information with respect thereto.  Neither the Indemnitor nor the Indemnitee shall be responsible to or bound by any settlement made by the other without its prior written consent, which shall not be unreasonably withheld or delayed.  Without limiting the foregoing provisions of this Section 12.2(c), the Indemnitor shall keep the Indemnitee reasonably informed of the progress of any claim, suit or action under this Section 12.2 and the Indemnitee shall have the right to participate in any such claim, suit or proceeding with counsel of its choosing at its own expense, but the Indemnitor shall have the sole right to control the defense or settlement thereof in accordance with the terms of this Section 12.2(c).

12.3	Limitation of Liability.

(a)
Neither party shall be liable to the other for special, exemplary, consequential, incidental (including lost or anticipated revenues or profits), indirect or punitive damages arising from the performance or nonperformance of such party under this Agreement whether such claim is based on contract, tort (including negligence) or otherwise, even if an authorized representative of such party is advised of the possibility or likelihood of same.

(b)
Notwithstanding the exclusions and limitations of liability set forth in Section 12.3(a) above, such exclusions and limitations shall not apply to: (i) either party's indemnification obligations pursuant to Section 12.2; or (ii) either party's breach of the party's confidentiality obligations pursuant to Article 10.

12.4	ASD Insurance Obligations. During the Term, ASD shall maintain the following minimum levels of insurance:

(a)
Employer's liability insurance with a limit of $[*****] for bodily injury by accident per person, $[*****] for bodily injury by accident, all persons and $[*****] bodily injury by disease policy limit;

(b)	Commercial general liability insurance, including personal injury blanket contractual liability and broad form property damage, with a $[*****] combined single limit;

(c)	Umbrella liability insurance in the amount of $[*****] per occurrence and aggregate; and

(d)	Property insurance covering the business property of ASD and others while at any unnamed location in the amount of $[*****].

The insurance required by this Section 12.4 may be made up through a combination of self-insured retention and traditional insurance.  Throughout the Term, ASD shall (a) provide prompt written notice to Dyax in the event ASD becomes aware or is notified that the insurance described in this Section 12.4 will be materially adversely modified or cancelled in such a manner that ICS is no longer in compliance with the requirements of Section 12.4, and (b) provide Dyax with proof of such insurance on or before the date such insurance is renewed for each year.

12.5
Dyax Insurance Obligation; Continuing Guaranty.  During the Term, Dyax will maintain products liability and commercial general liability insurance having a limit of not less than [*****] per occurrence, Combined Single Limit (Bodily Injury and Property Damage), pursuant to one or more insurance policies with reputable insurance carriers having a Best’s Rating of A VII or otherwise as reasonably approved by ASD.  Dyax will designate ASD and its Affiliates as an "additional insured" under such insurance policy and will obtain a broad form vendor’s endorsement for products liability for ASD.  Within thirty (30) days after the Effective Date, Dyax will provide to ASD a certificate of insurance indicating that such obligations have been satisfied.  As a condition precedent to the effectiveness of this Agreement, Dyax will execute the form of Continuing Guaranty and Indemnification Agreement (the "Continuing Guaranty") with AmerisourceBergen Corporation attached hereto as Exhibit F.

13.	Term and Termination.

13.1
Term. Unless earlier terminated in accordance with the terms hereof, the term of this Agreement (the "Term") shall (i) commence as of the Effective Date and will continue in effect for an initial period of  three (3) years (the "Initial Term"), and (ii) automatically renew for subsequent periods of two (2) years (each, a "Renewal Term"), unless either party provides written notice to the other at least three (3) months prior to the end of the Initial Term or then-current Renewal Term that it  does not wish to renew.  The parties will work together in good faith to discuss and agree upon any appropriate fee adjustments at least three months prior to expiration of the Initial Term.

13.2	Termination. In addition to any other provision of this Agreement providing for termination hereof, this Agreement may be terminated as follows:

(a)	Termination by Dyax For Convenience. Dyax may terminate this Agreement for convenience, without cause, upon six (6) months’ prior written notice of termination to ASD.

(b)	Termination For Cause.

(i)
This Agreement may be terminated by either party on written termination notice to the other party in the event of any material breach of this Agreement by the other party (other than a breach by ASD Section 8.1, which is governed by clause (ii) below), which breach is not cured within [*****] after delivery of written notice by the non-breaching party specifying such breach and requiring cure.  Notwithstanding the right to cure provided by the foregoing sentence, ASD shall have the right to cure only two (2) material breaches of any particular obligation hereunder, and this Agreement may be terminated by Dyax immediately on written notice to ASD in the event of any additional material breach of such obligation by ASD.

(ii)	This Agreement may be terminated by Dyax immediately on written notice to ASD in the event of any material breach by ASD of Section 8.1.

(c)	Insolvency. This Agreement may be terminated by either party immediately upon written notice to the other party in the event of any of the following events:

(i)
the institution by the other party of insolvency, receivership or bankruptcy proceedings or any other material proceedings for the settlement of the other party's debts, or the institution against the other party of any such proceedings that remain undismissed for [*****];

(ii)	the other party's making an assignment for the benefit of its creditors; or

(iii)	the other party's dissolution.

(d)
Other Agreements.  In the event that any of (a) the Distribution Services Agreement of even date herewith between Dyax and US BIOSERVICES CORPORATION, or (b) the Distribution Services Agreement of even date herewith between Dyax and Integrated Commercialization Solutions, Inc. is terminated for any reason, then (i) this Agreement may be terminated by Dyax immediately upon written notice to ASD; and (ii) if not terminated, ICS will notify Dyax of any applicable adjustment to Fees based upon such termination.

                                (e)           Supervening Illegality.

(i)
This Agreement shall terminate if both:  (A) as a result of the enactment of any new applicable federal or state law or regulation, or any change in any existing applicable federal or state law or regulation or any new interpretation of any applicable federal or state law or regulation by any legislative body, court or regulatory agency, the performance by a party of any material obligation under the Agreement would be rendered illegal or any material provision of the Agreement would be rendered invalid or unenforceable, and (B) the parties are unable to negotiate a mutually acceptable amendment to the Agreement pursuant to Section 13.2(e)(iii) below.  If any immaterial provision of this Agreement is held to be illegal, invalid or unenforceable for any reason, the Agreement shall be deemed amended to delete such provision, such amendment to apply only with respect to the operation of the Agreement in the particular jurisdiction in which such provision is held to be illegal, invalid or unenforceable, and the remainder of the Agreement shall remain in full force and effect and enforceable in accordance with its terms.

(ii)
The parties agree that the party affected by the new law or regulation or the change in law or regulation or the interpretation of a law or regulation shall use reasonable efforts to give the other party at least [*****] prior written notice of the effective date of such new law, change, or interpretation.

(iii)
The parties agree that, notwithstanding the foregoing provisions of this Section, either party may, within ten (10) business days of giving or receiving notice of the new law, change or interpretation, notify the other party of its wish to renegotiate the applicable terms of the Agreement ("Renegotiation Notice"), in which event the parties shall negotiate in good faith, for a period of sixty (60) days from delivery of the Renegotiation Notice, an amendment to the Agreement that addresses the portion of the Agreement rendered illegal, invalid or unenforceable by the new law, change or interpretation while preserving to the greatest extent possible the original intent of the Agreement.  If the parties successfully conclude such negotiations prior to the effective date of the new law, change or interpretation, the Agreement shall not terminate and shall be amended to reflect the negotiated terms.  If the parties are unable to successfully conclude such negotiations prior to the effective date of the new law, change or interpretation and such effective date is within the sixty (60) day negotiation period, the Agreement shall be deemed amended to delete such portion rendered illegal, invalid, or unenforceable, such amendment to apply only with respect to the operation of the Agreement in the particular jurisdiction in which such portion is held to be illegal, invalid or unenforceable, and the remainder shall remain in full force and effect and enforceable in accordance with its terms.  In the event the parties are unable to successfully conclude such negotiations within the sixty (60) day negotiation period, the Agreement shall terminate at the end of the sixty (60) day negotiation period.

13.3         Effect of Termination. Upon the expiration or earlier termination of this Agreement:

(a)
all Confidential Information received hereunder shall be returned to the disclosing party, or destroyed, at the disclosing party's election (provided that the receiving party may retain one copy to the extent necessary to comply with any contractual or other legal obligations applicable thereto);

(b)	all rights granted to ASD with respect to the Product shall terminate and ASD shall cease in a timely and orderly manner all activities with respect to the selling and distribution of Product; and

(c)
unless terminated by ASD pursuant to Section 13.2(b) above (Material Breach), for a period of [*****] following such expiration or early termination, ASD and its Affiliates shall provide commercially reasonable assistance in connection with Dyax's transition of Product distribution to Dyax, its Affiliates or any third party selected by Dyax.  Dyax shall reimburse ASD for its reasonable, documented out-of-pocket costs and expenses incurred with in connection with providing such transition services; provided that, in the event of a termination due to ASD's breach, neither the existence of this provision nor the fact of Dyax's agreement to pay for such transition services shall in any way effect or limit Dyax's rights or remedies with respect to such breach.

Termination of this Agreement shall not relieve either party of obligations incurred prior to termination.  The provisions of Sections 9.3, 9.4, 9.5, 13.3, 15.10 and 15.11 and Articles 10, 12 and 14, together with and any other provisions which by their express terms extend beyond the expiration or termination of this Agreement, shall survive any termination of this Agreement.

13.4
Termination of Exclusivity.  In the event that (i) Dyax has the right to terminate this Agreement for any reason (except pursuant to Section 13.2(a) (Termination for Convenience), Dyax, on immediate written notice to ASD, may terminate Section 2.3(a), which shall have no further force or effect from and after the delivery of such notice by Dyax.

14.	Dispute Resolution.

14.1
Resolution by Executives.  Any dispute, controversy or claim initiated by either party arising out of, or resulting from the breach or alleged breach by either party of its obligations under this Agreement (other than bona fide third party actions or proceedings filed or instituted in an action or proceeding by a third party against a party to this Agreement), whether before or after termination of this Agreement, shall be in the first instance referred to the respective chief executive officers of the parties unless such dispute or claim must be filed to preserve a legal interest or injunctive relief is required.

14.2
Arbitration.  If chief executive officers (or their representatives, it being agreed that the chief executive officer of either party may designate a representative, provided such representative is empowered with decision making in the dispute)  of the parties fail to resolve any dispute as provided in Section 14.1 within [*****], then such dispute shall be finally resolved by binding arbitration as follows:

(a)
Any dispute that might arise between the parties relating to or arising from this Agreement shall be settled by binding arbitration in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association ("AAA"), except where those rules conflict with this provision, in which case this provision controls. Arbitration shall be conducted before a single arbitrator selected from the AAA’s National Roster of Arbitrators, each of whom shall be a lawyer with at least 15 years experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction.  Each party shall have the right to meet and interview the potential arbitrator for no more than one hour each prior to the selection of an arbitrator.  The arbitration shall be held, and Dyax and ASD irrevocably consent to arbitrate, in New York, NY, unless they mutually agree upon an alternative location. The arbitration shall be conducted in English. In rendering the award the arbitrator must apply the substantive law of the State of Delaware (except where that law conflicts with this clause); however, the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.  The arbitrator shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated.  Under no circumstances shall the arbitrator award damages in excess of or inconsistent with any limitations of liability contained in this Agreement.  Any court with jurisdiction shall enforce this clause and enter judgment on any award.  ASD and Dyax will agree upon, within [*****] after the arbitrator is selected or, if they fail to agree, the AAA will design, procedures that they will follow to assure that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator.

(b)
The arbitration proceedings shall be confidential, and neither party shall publicize the nature of any dispute or the outcome of any mediation or arbitration proceedings except to the extent required by law, provided in such case the party required to make any disclosure informs the other party of such requirement to allow the other party to seek a protective order.  The mediator or arbitrator, as the case may be, shall issue appropriate protective orders to safeguard each party’s confidential information.

(c)
Each party has the right before or during the mediation or arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, an injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

15.	Miscellaneous.

15.1
Relationship of Parties.  ASD's relationship with Dyax hereunder shall be that of independent contractor, and neither party shall be considered the agent of, partner of, employee or other member of the workforce of, or participant in a joint venture with, the other party.  Neither party shall have authority to bind the other party unless otherwise agreed to in writing by such parties.

15.2
Notices.  All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to Dyax:	Dyax Corp.
300 Technology Square
Cambridge, MA 02139
[*****]

If to ASD:	AmerisourceBergen Specialty Group
3101 Gaylord Parkway
Frisco, TX 75034
[*****]

Either party may change its designated address, contact person and facsimile number by notice to the other party in the manner provided in this Section.

15.3
Assignment.  Neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party, except that either party may assign this Agreement to any of its Affiliates or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, with prompt written notice to the other party of any such assignment; provided that: (i) if such assignee is an Affiliate, the assignor shall responsible for and liable with respect to all assigned obligations and (ii) if such assignee is not an Affiliate, (A) the assignee assumes the assignor’s obligations under the Continuing Guaranty and Indemnification Agreement, and (B) the assignee has net assets as of the end of its most recently completed fiscal year equal to or in excess of the net assets of the assignor as of the end of its most recently completed fiscal year, in each case as set forth in the audited balance sheet of the assignor and assignee, and (iii) in the case of an assignment by Dyax, the assignee is not a Competitor to ASD.  For the purposes of this Section 15.3, a "Competitor" means any organization, entity or person that competes with ASD including but not limited to the following companies and their affiliated entities: [*****].  Notwithstanding the foregoing, ASD acknowledges and agrees that Dyax may perform its obligations and exercise its rights hereunder through a third party logistics provider.

15.4
Force Majeure. Each party's obligation under this Agreement will be excused to the extent any delay or nonperformance is caused by strikes or other labor disturbance, acts of God, war, or other conditions beyond the reasonable control of that party, but only during the duration of such condition.

15.5
Amendment and Waiver.  This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.  To be valid, any waiver must be in writing.

15.6
Severability.  In the event any provision of this Agreement should be held invalid, illegal or unenforceable, the remaining provisions shall not be affected or impaired and the parties shall use all reasonable efforts to replace the applicable provision with a valid, legal and enforceable provision which insofar as practical implements the original intent of such invalid, illegal or unenforceable provision, provided, however, that if the parties fail to reach such agreement within sixty (60) days, a party whose rights or obligations are materially adversely affected as a result of a provision being held invalid, illegal or unenforceable may terminate this Agreement.

15.7	Headings. All headings used in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any Article or Section hereof.

15.8	Successors and Assigns. This Agreement shall be binding on and shall benefit any and all successors, trustees, permitted assigns and other successors in interest of the parties.

15.9	Applicable Law; Disclaimer of Puerto Rico Law 75.

(a)	This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware (excluding the choice of law provisions thereof).

(b)
The parties expressly disclaim, to the fullest extent allowed by Applicable Law, any application of the Puerto Rico Dealers Act, Law No. 75 of June 1964 (the "Dealers Act") as amended, and the parties acknowledge that the Dealers Act shall not apply in the interpretation or enforcement of any of the rights and obligations of the parties hereto.

15.10
Contract Interpretation.  The parties have jointly negotiated this Agreement and, thus, neither this Agreement nor any provision will be interpreted for or against any party on the basis that it or its attorney drafted the Agreement or the provision at issue.   When this Agreement requires approval of one or more parties, such approval may not be unreasonably withheld or delayed.  Words, regardless of the number and gender specifically used, will be construed to include any other number, singular or plural, and any gender, masculine, feminine, or neuter, as the context requires.  "And" includes "or."  "Or" is disjunctive but not necessarily exclusive.  "Including" means "including but not limited to." Unless other specifically stated, the term "days" means calendar days.

15.11
Entire Agreement; No Reliance.  Each of the parties agrees and acknowledges that this Agreement, including the Continuing Guaranty and the attachments referred to herein, (i) constitutes the entire agreement and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter of this Agreement, and (ii) is not intended to confer any rights or remedies, or impose any obligations, on any person other than the parties hereto.  Each of the parties expressly agrees and acknowledges that, other than those statements expressly set forth in this Agreement, it is not relying on any statement, whether oral or written, of any person or entity with respect to its entry into this Agreement or to the consummation of the transactions contemplated by this Agreement.

15.12
Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Facsimile execution and delivery of this Agreement are legal, valid and binding execution and delivery for all purposes.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the Effective Date.

ASD Specialty Healthcare, Inc.		Dyax Corp.

By:	/s/ Chris B. Myers	By:	/s/ Ivana Magovcevic-Liesbisch

Name:	Chris B. Myers	Name:	Ivana Magovcevic-Liesbisch

Title:	COO	Title:	Executive Vice President Corporate Development and General Counsel

AmerisourceBergen Specialty Group, Inc., a Delaware corporation, agrees that is shall be financially responsible for any unsatisfied liabilities of ASD Specialty Healthcare, Inc. under this Agreement, provided that any defense or privilege that may be asserted by ASD Specialty Healthcare, Inc. may also be asserted by AmerisourceBergen Specialty Group, Inc.

AmerisourceBergen Specialty Group, Inc.

By:	/s/ Mike Mullen

Name:	Mike Mullen

Title:	President

LIST OF EXHIBITS

EXHIBIT A – Product Description
EXHIBIT B – Service Level Commitments
EXHIBIT C – Chargeback Policies
EXHIBIT D – Consignment
EXHIBIT E – Product Returns Policy
EXHIBIT F – Continuing Guaranty

EXHIBIT A
Product Description

Product Trade Name:                              Kalbitor®
Generic Name:                                          ecallantide
NDC Number:                                           47783-101-01

Kalbitor is a recombinant protein with high affinity and high specificity for human plasma kallikrein and is used in the treatment of Hereditary Angioedema (HAE).

Kalbitor is temperature sensitive and must be stored and shipped at 2-8°C (36-42°F).

Kalbitor is packaged in a single carton containing three 1 mL vials and is administered through three subcutaneous injections.

EXHIBIT B
Service Level Commitments

[*****]

EXHIBIT C
Chargeback Policies

[*****]

EXHIBIT D
Consignment

[*****]

EXHIBIT E
Product Returns Policy

[*****]

EXHIBIT F
Continuing Guaranty

CONTINUING GUARANTY AND INDEMNIFICATION AGREEMENT

The undersigned does hereby guarantee to AmerisourceBergen Corporation and each of its subsidiary companies and their successors that any drugs ("Products") now or hereafter delivered by or on behalf of the undersigned ("Guarantor") to AmerisourceBergen Corporation or any of its subsidiaries (including Products delivered to AmerisourceBergen Corporation or any of its subsidiaries by or on behalf of Guarantor though its subsidiaries, divisions, affiliated companies and representatives) will not in any material respect be adulterated, misbranded or otherwise prohibited within the meaning of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et. seq., as amended and in effect at the time of delivery (the "Act") or within the meaning of any applicable state or local law in which the definition of adulteration or misbranding are substantially the same as those contained in the Act; and such Products will be merchandise that may be introduced and delivered into interstate commerce under the provisions of Section 301 of the Act or Section 351 of the Public Health Service Act.

Guarantor hereby agrees to defend, indemnify and hold AmerisourceBergen Corporation and each of its subsidiaries (“ABC Indemnitees”) harmless against any liability, damage, loss, penalty, fine or expense (including reasonable attorneys fees and expenses of litigation) (collectively, "Losses") incurred by or imposed upon the ABC Indemnitees or any of them in connection with any claims, suits, demands, investigations, enforcement actions, or judgments, in each case initiated by a third party (including any governmental or regulatory agency)  arising as a result of (a) any   actual or asserted violation of Applicable Laws or by virtue of which Products made, sold, supplied, or delivered by or on behalf of Guarantors may be alleged or determined to be adulterated, misbranded or otherwise not in full compliance with or in contravention of Applicable Laws, (b) possession, distribution, sale and/or use of, or seizure of, any Products, including claims of bodily injury, death or property damage, (c) any actual or asserted claim that Products infringe any proprietary or intellectual property rights of any person, including infringement of any trademarks or service names, trade names, trade secrets, inventions, patents or violation of any copyright laws or any other applicable federal, state or local laws, and (d) any actual or asserted claim of negligence or willful misconduct by Guarantor or breach by Guarantor of any contract with an ABC Indemnitee, except to the extent  in each case ((a)-(d)) for those Losses that  result from any violation of Applicable Laws by an ABC Indemnitee or any negligence or willful misconduct by an ABC Indemnitee in connection with any contract between Guarantor and any ABC Indemnitee or breach by an ABC Indemnitee of any such contract.

Guarantors further agree to maintain primary and noncontributing Products Liability Insurance of not less than U.S. $5,000,000.00 per occurrence, Combined Single Limit (Bodily Injury and Property Damage) including AmerisourceBergen Corporation and its subsidiary companies as Additional Insureds, including a Broad Form Vendors Endorsement, with provision for at least 30 days' prior written notice to the Additional Insureds in the event of cancellation or material reduction of coverage, and upon request promptly submit satisfactory evidence of such insurance.  All insurance coverage must be with a carrier and in a form reasonably acceptable to AmerisourceBergen Corporation, at its sole reasonable discretion, including any deductible or self-insured risk retained by Guarantors, such acceptance not to be unreasonably withheld.  In combination with significant excess liability insurance, any retained risk must be commercially reasonable, actuarially sound and acceptable to AmerisourceBergen Corporation, at its sole discretion.  Each Guarantor warrants that its assets are sufficient to cover any self-insurance liability it assumes under this Agreement.  Provisions in this Continuing Guaranty and Indemnification Agreement are in addition to, and not in lieu of, any terms set forth in any purchase orders accepted by Guarantors or any separate agreement entered into between AmerisourceBergen Corporation or any of its subsidiaries and Guarantors.  In the event of any conflict between the language of such other documents and the language set forth herein, the language herein shall be controlling.

DYAX CORP.	/s/Ivana Magovcevic-Liebisch	11/19/09
Guarantor's Company Name	Signature of Authorized Officer	Date

Ivana Magovcevic-Liebisch, EVP Corporate Development
Name and Title

300 Technology Square, Cambridge, MA 02139
Address of Company

Revised	(617) 225-2500
6/2/05	Phone